UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-A/A
Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

WPS Resources Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	39-1775292
(State of incorporation	(I.R.S. Employer
or organization)	Identification No.)

700 North Adams Street, P.O. Box 19001, Wisconsin	54307-9001
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Share Purchase Rights	New York Stock Exchange

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [  ]

Securities Act registration statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

Explanatory Note

        This Form 8-A/A is filed by WPS Resources Corporation, a Wisconsin corporation (the “Company”), to amend the Rights Agreement, dated as of December 12, 1996, as amended (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, a New York banking organization, as successor in interest to U.S. Bank National Association and Firstar Trust Company (the “Rights Agent”), in connection with the Company entering into that certain agreement and plan of merger, dated as of July 8, 2006 (the “Merger Agreement”), by and among the Company, Wedge Acquisition Corp., an Illinois corporation and wholly owned subsidiary of the Company, and Peoples Energy Corporation, an Illinois corporation (“Peoples Energy”), pursuant to which Wedge Acquisition Corp. will be merged with and into Peoples Energy, with Peoples Energy as the surviving corporation (the “Merger”). The amendment renders the Rights (as defined in the Rights Agreement) inapplicable to the Merger Agreement, the Merger, the Share Issuance (as defined in the Merger Agreement) and any other Transactions (as defined in the Merger Agreement) contemplated by the Merger Agreement, and provides that (1) neither Peoples Energy nor any of its Affiliates or Associates (each as defined in the Rights Agreement) is or will become an Acquiring Person or a Beneficial Owner (each as defined in the Rights Agreement) by reason of the Merger Agreement, the Merger, the Share Issuance or any other Transactions contemplated by the Merger Agreement and (2) assuming no material change in the current ownership of the common stock of Peoples Energy prior to the Effective Time (as defined in the Merger Agreement), a Distribution Date (as defined in the Rights Agreement) shall not occur by reason of the Merger Agreement, the Merger, the Share Issuance or any other Transactions contemplated by the Merger Agreement.

* * *

Item 1.	Description of Registrant's Securities to be Registered.

        The Company and the Rights Agent entered into the Second Amendment to the Rights Agreement, dated as of July 8, 2006 (the “Second Amendment”), amending the Rights Agreement, in order to, among other things, amend the Rights Agreement to provide that:

•	Neither Peoples Energy nor any of its Affiliates or Associates will become an Acquiring Person solely by reason of: (1) the approval, adoption, execution or delivery of the Merger Agreement or (2) the consummation of the Merger, the Share Issuance or any other Transactions contemplated by the Merger Agreement.

•	Peoples Energy will not constitute a Beneficial Owner under the Rights Agreement solely as a result of: (1) approving, adopting, executing or delivering the Merger Agreement or (2) consummating the Merger, the Share Issuance or any other Transactions contemplated by the Merger Agreement.

•	Provided that there has been no material change in the ownership of the common stock of Peoples Energy from the date of execution of the Merger Agreement to the Effective Time (as defined in the Merger Agreement), a Distribution Date shall not occur solely by reason of: (1) approving, adopting, executing or delivering the Merger Agreement or (2) consummating the Merger, the Share Issuance or any other Transactions contemplated by the Merger Agreement.

        The foregoing description of the Second Amendment is qualified in its entirety by reference to the full text of the Second Amendment, which is attached hereto as Exhibit 4.3 and is incorporated herein by reference; to the Rights Agreement, dated as of December 12, 1996, between the Company and U.S. Bank National Association (as successor in interest to Firstar Trust Company), which is attached as Exhibit 4.1 to the Form 8-A filed by the Company on December 13, 1996 and is incorporated herein by reference; and to the Amendment to Rights Agreement, effective as of October 9, 2002, by and among the Company and the Rights Agent, which is attached as Exhibit 4(h) to the Company’s Registration Statement on Form S-3 (Registration No. 333-104787) filed by the Company on April 28, 2003 and is incorporated herein by reference.

        The terms of the Rights under the Rights Agreement prior to the Second Amendment were described in the initial Form 8-A of the Company filed on December 12, 1996.

Item 2.	Exhibits.

(4.1)	Rights Agreement, dated December 12, 1996, between WPS Resources and U.S. Bank National Association (successor to Firstar Trust Company).*

(4.2)	Amendment to Rights Agreement, effective as of October 9, 2002, by and among WPS Resources, U.S. Bank National Association and American Stock Transfer & Trust Company. (Incorporated by reference to Exhibit 4(h) to WPS Resources’ Form S-3 filed on April 28, 2003, File No. 333-104787.)

(4.3)	Second Amendment to Rights Agreement, dated as of July 8, 2006, between WPS Resources Corporation and American Stock Transfer & Trust Company, as successor in interest to U.S. Bank National Association and Firstar Trust Company.

* Previously filed.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

WPS RESOURCES CORPORATION
Date: July 10, 2006	By: /s/ Barth J. Wolf
Barth J. Wolf
Secretary and
Manager-Legal Services

WPS RESOURCES CORPORATION
FORM 8-A/A
EXHIBIT INDEX

Exhibit
Number	Description

(4.1)	Rights Agreement, dated December 12, 1996, between WPS Resources and U.S. Bank National Association (successor to Firstar Trust Company).*

(4.2)	Amendment to Rights Agreement, effective as of October 9, 2002, by and among WPS Resources, U.S. Bank National Association and American Stock Transfer & Trust Company. (Incorporated by reference to Exhibit 4(h) to WPS Resources’ Form S-3 filed on April 28, 2003, File No. 333-104787.)

(4.3)	Second Amendment to Rights Agreement, dated as of July 8, 2006, between WPS Resources Corporation and American Stock Transfer & Trust Company, as successor in interest to U.S. Bank National Association and Firstar Trust Company.

* Previously filed.